EXHIBIT 99.1

For more information, contact:

Roger Pondel (Hansen Natural) 310.279.5965

rpondel@pondel.com

Tara Gray (Anheuser-Busch) 314.577.9667
tara.gray@anheuser-busch.com

FOR IMMEDIATE RELEASE

HANSEN NATURAL CORPORATION AND ANHEUSER-BUSCH

ANNOUNCE DISTRIBUTION DEAL

Monster, Lost, Rumba and Other Energy Drinks to Be Distributed Through Anheuser-Busch Wholesaler Network

CORONA, Calif. (May 9, 2006) – Hansen Natural Corporation (Nasdaq: HANS) and Anheuser-Busch Inc. (NYSE: BUD) today announced they have concluded agreements following which certain Anheuser-Busch wholesalers will become distributors of Hansen’s Monster Energy® and Lost® Energy™ drinks, Rumba™ energy juice drinks as well as an additional Hansen energy brand to be designated.

Monster, Lost and Rumba are currently distributed by Hansen in the United States through a network of beer and liquor distributors and soft drink bottlers. Hansen will transition distribution of Monster and Lost Energy drinks and Rumba energy juice as well as the additional energy brand to select Anheuser-Busch wholesalers in markets to be designated by Hansen. The transition process is expected to begin in the near future and will continue over the next year.

Launched in April 2002, Monster Energy is the leading 16-ounce energy drink in the United States. Energy drink category sales are up 70 percent over the comparable period last year. In the United States, Monster Energy is the No. 2 brand overall with a 19.4 percent share and Lost Energy is the No. 8 brand. Rumba energy juice is a new Hansen product. (Source: ACNielsen Convenience Brand Rank 13 weeks ending 4/01/06.)

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Hansen/Anheuser-Busch

“Anheuser-Busch has a first-class distribution system that will enable Hansen to expand availability and improve the presence of our products across all channels, particularly in areas where our brands have historically been under-represented,” said Rodney C. Sacks, chairman and chief executive officer of Hansen Natural Corporation. “We look forward to working together to build on the success of our Monster, Lost and Rumba energy brands and we intend to continue to evaluate additional opportunities with Anheuser-Busch.”

These agreements will broaden Anheuser-Busch’s participation in the fast-growing and profitable energy drink category and will bring popular energy drink brands into the portfolios of Anheuser-Busch wholesalers, further strengthening their businesses. In return, the agreements will result in Hansen energy drinks reaching more consumers through Anheuser-Busch’s strong network of independent wholesalers.

“We pride ourselves on innovation and will not limit ourselves to malt beverages in offering exciting new products for our wholesalers and consumers,” said Anheuser-Busch Inc. President August A. Busch IV. “We recognized the potential of this category when we launched our own energy drink, 180, in 2001. These agreements bring value to Anheuser-Busch, Hansen, our wholesalers and our retailers. They allow us to expand our business in this thriving category through our world-class network of wholesalers.”

The terms of the deal were not disclosed.

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Hansen/Anheuser-Busch

Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.8 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in Tsingtao, the No. 1 brewer in China. Anheuser-Busch was ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2006. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is America’s top recycler of aluminum cans. For more information, visit www.anheuser-busch.com.

Based in Corona, California, Hansen Natural Corporation is a leading marketer of alternative and functional beverages and energy drinks. In addition to Monster Energy, Lost Energy and Rumba energy juice, products marketed by Hansen include Hansen’s® Natural Sodas, Hansen’s fruit juice smoothies and Hansen’s® 100 percent juices, juice blends and multi-vitamin juices, Junior Juice® juices, Blue Sky® brand beverages and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

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